Exhibit 2.1
    Asset Purchase Agreement dated as of December 5, 2001 between
        BTSL Technologies Limited and Silk Botanicals.Com, Inc.




                     ASSET PURCHASE AGREEMENT
                     ------------------------

      THIS ASSET PURCHASE AGREEMENT is made as of the 5th day of December 2001, by and between BTSL Technologies Limited, an Irish limited liability company ("Company"), and Silk Botanicals.Com, Inc., a Florida corporation ("Buyer").

                            BACKGROUND
                            ----------


     Buyer desires to acquire certain specified assets of Company, and Company desires to sell and assign such assets to Buyer, all on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      ACQUISITION TRANSACTION.

        1.1 PURCHASE AND SALE OF ASSETS. On the Closing Date (as hereinafter defined), upon the terms and conditions herein set forth. Buyer agrees to purchase from Company, and Company agrees to sell, transfer, convey and deliver to Buyer (or to a wholly owned subsidiary of Buyer), all of the Acquired Assets at the Closing (as hereinafter defined) in exchange for the Purchase Price set forth in section 1.3, below (the "Transaction"). As used herein, "Acquired Assets" shall mean only those assets listed in Exhibit "A" hereto, which shall be delivered to Buyer in good condition and in good working order.

        1.2 NO ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer will not assume or have any responsibility, however, with respect to any obligation or liability of Company or relating to its business or properties, whether liquidated or unliquidated, fixed or contingent, arising by operation of law or otherwise.

        1.3 PURCHASE PRICE. In exchange for the Acquired Assets, Buyer agrees to (a) issue and deliver to Company sufficient common shares of Buyer [approximately Twenty Million (20,000,000)] at the Closing such that Company shall, after the Transaction, received ninety percent (90%) of the issued and outstanding shares of Buyer on a fully diluted basis; and (b) simultaneous with or prior to the Closing, Buyer shall cause Joseph Bergmann to reduce his holdings of Buyer Convertible Preferred Stock such that he owns no more than 9.99% of Buyer common shares on a converted basis after issuance of the abovesaid approximately 20,000,000 common shares to Company; and .


          Exhibit 2.1 - Pg. 1


2.      REPRESENTATIONS AND WARRANTIES OF BUYER WITH RESPECT
TO BUYER. As material inducement to Company to enter into this Agreement and to close hereunder, Buyer hereby makes the following representations, warranties and agreements to and with Company:

        2.1     Due Organization; Capitalization and Articles, Bylaws
                and Records.
                -----------------------------------------------------

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the full corporate power and authority to own its properties, carry on its business as it is now being conducted and perform its obligations under all Contracts (as herein defined), and is duly qualified to do business as a foreign corporation in the jurisdictions specified in
Part 2.1 of the Disclosure Schedule ("Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) attached hereto as Exhibit "B" which is attached to the Agreement and incorporated in the Agreement by reference), which constitutes all the jurisdictions in which Company conducts any business. The authorized capital stock of Company consists of FIFTY MILLION (50,000,000) shares of Preferred Stock, $.001 par value per share, of which SIX MILLION FOUR HUNDRED EIGHTY EIGHT THOUSAND ONE HUNDRED NINETEEN (6,488,119) shares are presently issued and outstanding (of these shares of Preferred Stock, 1,900 are not convertible to common stock; 2,444,532 are convertible on December 1, 2001; 4,042,687 are convertible on January 1, 2002; and each of the convertible shares converts to one (1) share of common stock ); and THREE HUNDRED MILLION (300,000,000) shares of Common Stock, $.001 par value per share, of which approximately EIGHTY SEVEN THOUSAND ONE HUNDRED THIRTY (87,130) shares are outstanding, free and clear of all liens, encumbrances, security agreements options, claims, charges and restrictions, all of which outstanding shares are validly issued, fully paid and non-assessable. Buyer is a Section 12g reporting company, under the Securities Exchange Act, which previously traded on the OTC Bulletin Board under the symbol SILK.

        There are no shares of Buyer's capital stock held in its treasury. Other than as described in Buyer's report on Form 10-QSB for the period ended February 28, 2001, filed with the Securities Exchange Commission, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Buyer, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Buyer's capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights. The minute books and stock records of Buyer are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Buyer's minute books and stock records, including Buyer's Articles of Incorporation and Bylaws and all amendments to both, have been delivered to the Company. Buyer is not in default under or in violation of any provision of its Articles of Incorporation or its Bylaws. The books of account, stock records, minute books and other records of Buyer are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.


          Exhibit 2.1 - Pg. 2



             2.2     Authority; Binding Nature of Agreements.
                     ----------------------------------------

                     1.1.1 Buyer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Buyer in connection with this Agreement, and the execution, delivery and performance by Buyer of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Buyer and its shareholders, Board of Directors and officers.
Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.


             2.3     Non-Contravention; Consents. To the best knowledge of
                     ----------------------------
Company, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

                     2.3.1 Contravene, conflict with or result in a violation of (i) any of the provisions of Buyer's articles of incorporation or Bylaws, or (ii) any resolution adopted by Buyer's shareholders, Buyer's Board of Directors or any committee of Buyer's Board of Directors;

                     2.3.2 Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, is subject;

                     2.3.3 Cause Company to become subject to, or to become liable for the payment of, any Tax;

                     2.3.4 Contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Contracts;

                     2.3.5 Give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract;


          Exhibit 2.1 - Pg. 3


                     2.3.6 Give any Person the right to any payment by Buyer or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Buyer in favor of any Person, in any such case as a result of the change in control of Buyer or otherwise resulting from the transactions contemplated hereby;

             2.4     Financial Statements.
                     ---------------------

                     2.4.1 Buyer has delivered to the Company the following financial statements and notes, which are included in Part 2.4 of the Disclosure Schedule (collectively, the "Financial Statements"):

                             (a)   The unaudited balance sheets of Buyer
as of August 31, 2001 (the "Unaudited Interim Balance Sheet"), and related unaudited statements of operations for the three months then ended;
and

                             (b)   The Financial Statements are complete
and correct, in accordance with the books and records of Buyer, present fairly and accurately the financial position of Buyer as of the respective dates thereof and the results of operations and changes in shareholder's equity and fund balance and cash flows of Buyer for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basis, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes.

             2.5     Liabilities.
                     ------------

                     2.5.1   Buyer has no Liabilities, except for:

                             (a)   liabilities reflected as part of the
Unaudited Interim Balance Sheet;

                             (b)   liabilities (of the type required to be
reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by Buyer in the ordinary course of business since November 13, 2001, which are disclosed in Part 2.5 of the Disclosure Schedule, none of which individually or in the aggregate had or will have an material adverse effect on the business of Buyer or its property, assets, financial condition, earnings, profits or prospects; and

                             (c)   Buyer's obligations under the Contracts
listed in Part 2.5 of the Disclosure Schedule and under Excluded
Contracts.

                     2.5.2   Part 2.5 of the Disclosure Schedule:

                             (a)   provides an accurate and complete
breakdown and aging of Buyer's accounts payable as of November 13, 2001;


          Exhibit 2.1 - Pg. 4


                             (b)   provides an accurate and complete
breakdown of Buyer's long term debt (of which there is none) as of the date of this Agreement; and


             2.6     Absence of Changes.
                     -------------------

                     2.6.1 Except as set forth in Part 2.6 of the Disclosure Schedule since August 31, 2001:

                             (a)   To the best of Buyer's knowledge, there
has not been any material adverse effect in Buyer's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and to Buyer's knowledge, no event has occurred that likely would have an adverse effect on Buyer's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;

                             (b)   To the best of Buyer's knowledge, Buyer
has not entered into any transaction of any kind or taken any other action outside the ordinary course of business;

                             (c)   To the best of Buyer's knowledge, Buyer
has not implemented any change affecting the banking and safe deposit arrangements or powers of attorney or grants of agency in effect for Buyer, any new bank accounts or safe deposit boxes opened for Buyer, or any new powers of attorney or grants of agency executed or made by Buyer;

                             (d)   To the best of Buyer's knowledge, Buyer
has not failed to perform any of its obligations in any material respect or suffering or permitting any default to exist under, or receipt of a notice of termination, breach or default with respect to any contract to which any of them is a party or by which it or any of its property may be bound or affected;

                             (e)   To the best of Buyer's knowledge, Buyer
has not transferred or granted any rights in or entered into any settlement regarding its proprietary assets;

                             (f)   To the best of Buyer's knowledge, Buyer
has used its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers, suppliers and others with whom it deals; and

                             (g)   To the best of Buyer's knowledge, Buyer
has not agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses "c" through "f" above.


          Exhibit 2.1 - Pg. 5


             2.7     Real Estate.
                     ------------

                     2.7.1 To the best of Buyer's knowledge, Buyer has no right, title or interest in, or any obligation or duty relating to, any real estate or real property, except for its interest as a tenant, lessee, subtenant or sublessee under the leases disclosed on Part 2.7 of the Disclosure Schedule (the "Leases");

                     2.7.2 (1) All written and oral leases or subleases (collectively, the "Leases") of the Leased Properties are disclosed on
Part 2.7 of the Disclosure Schedule, including for each its date, the name of the landlord (and owner if different than the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment, any scheduled or formula increases in base rent, a description of any provisions for tax or expense pass-throughs, the amount of any security deposit, the lease expiration date, all options to renew and whether there are any non-disturbance agreements from mortgagees or paramount lessors; (2) Buyer has delivered to the Company true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements; (3) Buyer is not in material default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by Buyer; and
(4) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.


             2.8     Title to Assets.  Except as set forth in Part 2.8 of
                     ----------------
the Disclosure Schedule, to the best of Buyer's knowledge, Buyer owns, free and clear of Encumbrances:

                     2.8.1 All assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by Buyer since August 31,
2001, in the ordinary course of business);

                     2.8.2 All assets acquired by Buyer since August 31, 2001 (except for inventory sold by Buyer since August 31, 2001, in the ordinary course of business);

                     2.8.3 All assets referred to in Parts 2.9 and 2.10 of the Disclosure Schedule and all of Buyer's rights under Contracts; and

                     2.8.4 All other assets reflected in Buyer's books and records as being owned by Buyer.

             2.9     Receivables.
                     ------------

                     2.9.1 To the best of Buyer's knowledge, Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of Buyer as of November 13, 2001;


          Exhibit 2.1 - Pg. 6



                     2.9.2 Except as set forth in Part 2.9 of the Disclosure Schedule, all existing accounts receivable of Buyer (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since August 31, 2001, and have not yet been collected):

                             (a)   Represent valid obligations of customers
of Buyer arising from bona fide transactions entered into in the ordinary course of business;

                             (b)   Are current and where known collection
problems exist, such problems have been disclosed;

             2.10    Equipment, etc.
                     ---------------

                     2.10.1 Part 2.10 of the Disclosure Schedule consists of Buyer's capital equipment and depreciation schedule, which describes historical cost and depreciation information with respect to all of Buyer's capital equipment, furniture, fixtures, improvements and other tangible personal property. Part 2.10 also accurately identifies all material tangible personal property leased to Buyer;

                     2.10.2  Each material asset of Buyer:

                             (a)   Is free of defects and deficiencies
and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted);

                             (b)   Complies in all material respects
and, to Buyer's and each Shareholder's Knowledge, is being operated and otherwise used in full compliance with all applicable Legal
Requirements;

                             (c)   Is adequate for the uses to which it
is being put;

                             (d)   Is adequate for the conduct of Buyer's
business in the manner in which such business is currently being conducted;

                             (e)   Has been maintained in accordance with
reasonable maintenance schedules;

                             (f)   Is owned by Buyer free and clear of any
Encumbrance; and

                             (g)   Is located at Buyer's principal business
office.



          Exhibit 2.1 - Pg. 7


             2.11    Tax Matters.
                     ------------

                     2.11.1 To the best of Buyer's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Buyer (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Buyer has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body;

                     2.11.2 To the best of Buyer's knowledge, Part 2.11 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Buyer with any Governmental
Body with respect to any taxable period ending on or before the Closing Date ("Buyer Returns"). All Buyer Returns (including monthly payroll returns) (i) have been or will be filed when due, and
(ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements.
All amounts shown on Buyer Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with Buyer
Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Buyer has delivered to the Company accurate and complete copies of Buyer Returns (other than monthly payroll returns) filed by Buyer;

                     2.11.3 To the best of Buyer's knowledge, except as disclosed in Part 2.11 of the Disclosure Schedule, Buyer's liability for unpaid Taxes for all periods ending on or before the date of the Unaudited Interim Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Unaudited Interim Balance Sheet;

                     2.11.4 To the best of Buyer's knowledge, Part 2.11 of the Disclosure Schedule accurately identifies each examination or audit of any Buyer Return that has been conducted by any Governmental Body. Buyer has delivered to the Company accurate and complete copies of all audit reports and similar documents (to which Buyer has access) relating to Buyer Returns. Except as set forth in Part 2.11 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of Buyer Returns has been granted (by Buyer or any other Person), and no such extension or waiver has been requested from Buyer;

                     2.11.5 To the best of Buyer's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Buyer in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Selling Shareholder or Buyer. Buyer has not entered into or become bound by any agreement or consent pursuant to Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Sec. 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing;


          Exhibit 2.1 - Pg. 8


                     2.11.6 To the best of Buyer's knowledge, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Buyer that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Sec. 280G or Sec. 162 of the Code;

                     2.11.7 To the best of Buyer's knowledge, Buyer is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract;

                     2.11.8 To the best of Buyer's knowledge, Buyer is not a United States real property holding corporation within the meaning of Sec. 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Sec. 897(c)(1)(A)(ii) of the Code;

                     2.11.9 To the best of Buyer's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule (Buyer's Unaudited Financial Statements as of August 31, 2001) , Buyer has no net operating losses or other tax attributes presently subject to limitation under Code Secs. 382, 383 or 384 or the federal consolidated return regulations;

                     2.11.10 To the best of Buyer's knowledge, all Taxes required to be withheld from employees, deemed employees or other persons up to and through the Closing Date will have been withheld and timely deposited prior to the Closing;

                     2.11.11 To the best of Buyer's knowledge, the requirements of Sec. 274 of the Code (disallowance of certain entertainment and similar expenses) have been complied with in all material respects;

                     2.11.12 To the best of Buyer's knowledge, no non-deductible expenses have been deducted on the federal income Tax Return for any year open to audit by the Internal Revenue Service;

                     2.11.13 To the best of Buyer's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule, no Internal Revenue Service or state, county or local tax audit is currently in progress;

                     2.11.14 To the best of Buyer's knowledge, Buyer is not a party to any safe harbor lease within the meaning of Sec. 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Buyer has not participated in an international boycott as defined in Code Sec. 999. Buyer does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and Buyer is not a party to any joint venture, partnership or other agreement, contract or arrangement


          Exhibit 2.1 - Pg. 9



(either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes;

             2.12    Contracts.
                     ----------

                     2.12.1  To the best of Buyer's knowledge,
part 2.12 of the Disclosure Schedule identifies each material Contract (the "Contracts"). Except as identified in Part 2.15 of the Disclosure Schedule, all material Contracts are in writing. Buyer has delivered to Buyer accurate and complete copies of all written material Contracts identified in Part 2.12 of the Disclosure Schedule, including all amendments thereto;

                     2.12.2 To the best of Buyer's knowledge, each Contract is valid and in full force and effect, and is enforceable by Buyer in accordance with its terms;

                     2.12.3 To the best of Buyer's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule:

                             (a)   no person acting for Buyer has violated
or breached, or declared or committed any default under, any Contract;

                             (b)   no event has occurred, and no
circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contract, (B) give any Person the right to declare a default or exercise any remedy or hinder any Contract, (C) give any Person the right to accelerate the maturity or performance of any Contract, or
(D) give any Person the right to cancel, terminate or modify any Contract;

                             (c)   Buyer has not waived any of its rights
under any Contract.

                     2.12.4 To the best of Buyer's knowledge, each Person against which Buyer has or may acquire any rights under any Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to Buyer;

                     2.12.5 To the best of Buyer's knowledge, except as set forth in Part 2.12 of the Disclosure Schedule:

                             (a)   Buyer has never guaranteed or otherwise
agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the ordinary course of business; and

                             (b)   Buyer has never been a party to or bound
by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.


          Exhibit 2.1 - Pg. 10


                     2.12.6 To the best of Buyer's knowledge, the performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement;

                     2.12.7 To the best of Buyer's knowledge, except as identified in Part 2.12 of the Disclosure Schedule, no Person is materially renegotiating, or has the contractual right to materially renegotiate, any amount paid or payable to Buyer under any Contract or any other term or provision of any Contract;

                     2.12.8 To the best of Buyer's knowledge, the Contracts identified in Part 2.12 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Buyer to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

                     2.12.9 To the best of Buyer's knowledge, except as set forth in Part 2.12 of the Disclosure Schedule: (i) the Contracts of Buyer, including but not limited to those described in Part 2.12 of the Disclosure Schedule, are legally valid, binding and enforceable agreements of Buyer, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights, and, to the Knowledge of Buyer and each Shareholder, the other parties thereto; Buyer is not and, to the Knowledge of Buyer and each Shareholder, no other party to any such Contract is in violation of or in default under such Contracts and no event or circumstances have occurred which constitute, or after notice or lapse of time or both would constitute, a violation or default thereunder on the part of Buyer or, to the Knowledge of Buyer, any other party thereto or result in a right to accelerate or loss of rights; and such Contracts will continue to be binding in accordance with their terms after the Closing, assuming any Consents listed in Part 2.12 of the Disclosure Schedule are obtained;
(ii) Buyer has fulfilled all obligations required pursuant to each Contract to have been performed by it, and Buyer has no reason to believe that Buyer will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof, and (iii) none of the payments required to be made under any Contract has been prepaid by more than 30 days prior to the due date of such payment thereunder and the estimated cost to complete any Contract of Buyer, plus expenses incurred by them on that Contract, will not exceed the total Contract price.


             2.13    Proprietary Assets.
                     -------------------

                     2.13.1  Attached as Part 2.13 of the Disclosure
Schedule is (i) a description of all Proprietary Assets owned by, licensed to or used in the business of Buyer together with a designation of ownership, and (ii) a listing of all agreements or arrangements which affect the ownership or use of any Proprietary Asset. Except as set forth in Part 2.13 of the Disclosure Schedules, Buyer is, or upon consummation of the transactions contemplated hereby


          Exhibit 2.1 - Pg. 11



will be, the owner of all right, title and interest in and to each such Proprietary Asset free and clear of all Encumbrances or has the right to use, free and clear of royalties or any claims or rights of others, such Proprietary Assets;

                     2.13.2 To the best of Buyer's knowledge, Buyer has taken all measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 2.13 of the Disclosure Schedule;

                     2.13.3 To the best of Buyer's knowledge, Buyer is not infringing, and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person. To the best Knowledge of Buyer and each Shareholder, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Buyer;

                     2.13.4 To the best of Buyer's knowledge, the Proprietary Assets identified in Part 2.13 of the Disclosure Schedule constitute all of the Proprietary Assets necessary to enable Buyer to conduct its business in the manner in which its business is currently being conducted;

                     2.13.5 To the best of Buyer's knowledge, Buyer has not licensed or sublicensed any party to use any of the Proprietary Assets;

                     2.13.6 To the best of Buyer's knowledge, there are no Orders pending against or affecting the Proprietary Assets;

                     2.13.7 To the best of Buyer's knowledge, there is no unexpired valid patent on products or processes that Buyer uses in manufacturing its products that Buyer is not entitled to use;

                     2.13.8 To the best of Buyer's knowledge, neither the Selling Shareholder nor any officer, director or employee of Buyer or, to the Knowledge of Buyer or any Shareholder, any third party has an interest in any of the Proprietary Assets;

                     2.13.9 To the best of Buyer's knowledge, there is no governmental restriction or limitation, domestic or foreign, on the manner in which any of the Proprietary Assets may be used.

             2.14    Proceedings; Orders.
                     --------------------

                     2.14.1 To the best of Buyer's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding:


          Exhibit 2.1 - Pg.  12



                             (a)   That involves Buyer or that otherwise
relates to or likely would affect Buyer's business or any of the assets owned or used by Buyer (whether or not Buyer is named as a party thereto); or

                             (b)  That challenges, or that may have the
effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

                     2.14.2 To the best of Buyer's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for Commencement of any such Proceeding;

                     2.14.3 To the best of Buyer's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, no Proceeding has ever been commenced by or against Buyer, and no Proceeding otherwise involving or relating to Buyer has been pending or threatened at any time;

                     2.14.4 To the best of Buyer's knowledge, except as disclosed in Part 2.14 of the Disclosure Schedule, each Proceeding listed in Part 2.14 of the Disclosure Schedule is fully covered by existing policies of insurance; and

                     2.14.5 To the best of Buyer's knowledge, except as disclosed in Part 2.14 of the Disclosure Schedule, Buyer is not a party to any Proceeding as a party plaintiff, nor is Buyer presently contemplating the initiation of any such Proceeding.

             2.15    Bank Accounts.
                     --------------

     To the best of Buyer's knowledge, Part 2.15 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Buyer at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account, and the purpose for which such account is used; (d) the current balance in such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account and a description of the authority of each such individual with respect thereto.

     To the best of Buyer's knowledge, there are no safe deposit boxes or similar arrangements maintained by or for the benefit of Buyer.

             2.16    Compliance with Legal Requirements.
                     -----------------------------------

                     2.16.1  To the best of Buyer's knowledge:



          Exhibit 2.1 - Pg. 13


                             (a)   Buyer is in full compliance, in all
material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                             (b)   No event has occurred, and no condition
or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any material violation by Buyer of, or a failure on the part of Buyer to comply with, any Legal Requirement; and

                             (c)   Buyer has not received, at any time,
any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

             2.17    Environmental Matters.
                     ----------------------

                     2.17.1 Buyer is in compliance in all material respects with all applicable Environmental Laws. Buyer has not received any notice or other communication (in writing or otherwise) that alleges that Buyer is not in compliance with any Environmental Law, and there are no circumstances that likely would prevent or interfere with Buyer's compliance with any Environmental Law in the future;

                     2.17.2 No investigation made and no environmental assessments obtained by Buyer shall limit or invalidate any representation or warranty made by or disclosures required under this Agreement; and

                     2.17.3 Buyer has not retained or assumed, either contractually, by operation of law or otherwise, the liability of any other person under any Environmental Law.

             2.18    Brokers.
                     --------

     No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's or similar fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

             2.19    Full Disclosure.
                     ----------------

                     2.19.1 To the best of Buyer's knowledge, none of the representations and warranties of any Buyer in the Agreement or the Disclosure Schedule Updates contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading;



          Exhibit 2.1 - Pg. 14



                     2.19.2 To the best of Buyer's knowledge, as of the date of this Agreement, Buyer has provided the Company and the Company's Representatives with full and complete access to all of Buyer's records and other documents and data requested by them.

     3. CONDUCT OF THE BUSINESS OF BUYER PENDING CLOSING. Between the date hereof and the Closing hereunder, Buyer shall:

             3.1 Not take or suffer or permit any action which would render untrue any of the representations or warranties of Buyer herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

             3.2 Conduct its Business in a good and diligent manner in the ordinary and usual course;

             3.3 Not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the sale of merchandise or services and contracts for the purchase of materials, services and supplies in the ordinary and usual course of its Business, and not amend, modify or terminate any Buyer Agreement without the prior written consent of Company; and

             3.4 Use its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;

     4.      CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION
TO CLOSE. The following shall be conditions precedent to the obligation of Company to close hereunder, any of which may be waived in whole or in part by Company:

             4.1 Each of the representations and warranties of Buyer contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specific date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects, provided that any references to materiality in any representation and warranty shall be disregarded for purposes of this provision;

             4.2 Each of the agreements, covenants and undertakings of Buyer contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing;

             4.3 All actions, proceedings, instruments and documents required to enable Buyer to perform this Agreement or matters incident thereto (other than matters for which Company is responsible under the terms of this Agreement), and all other legal matters not relating to a



          Exhibit 2.1 - Pg. 15



default by Company of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Company;

             4.4 All documents required to be delivered by the Company at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing;

             4.5 The parties shall prepare and mutually agree, at the Closing, on the terms of a Management Agreement between the parties whereby Company shall manage and operate the assets and business opportunities contained in the Acquired Assets on behalf of Buyer.

             4.6 After the Closing, and prior to a contemplated application to list Buyer's common shares on the American Stock Exchange, Buyer will take all necessary steps to effect an approximately 2:1 reverse split-up of its outstanding common stock. The parties shall consider measures to prevent the current shareholders of Buyer common stock from being further diluted by this contemplated stock split after the Closing.

             4.7 After the Closing, the current operations of Buyer will be transferred to another newly formed wholly owned subsidiary and shall be operated by Buyer's current management. Joseph Bergmann shall enter into an Employment Agreement, satisfactory to him and Buyer's Board of Directors , to operate the subsidiary.

             4.8 At the Closing, the present Board of Directors of Buyer shall be increased to a number of five, one whom shall be appointed by Buyer, and the others by the Company.

             4.9 Upon Closing, Buyer will use its best efforts to be in compliance with all its requirements as a Section 12g publicly traded company subject to the Securities Exchange Act, including, but not limited to filing forms 10-KSB, 10-QSB, and 8-K, or any other relevant filing; and will have completed all reasonable steps to reinstate the trading of Buyer common shares on the OTC Bulletin Board.

             4.10 Buyer has provided a written confirmation from its current auditor that, upon receipt of $30,000, the auditor shall complete and release to Buyer audited financial statements for inclusion in Buyer's Form 10KSB for the period ended May 31, 2001, and shall also complete and release the quarterly statements for inclusion in Buyer's Form 10QSB up to August 31, 2001. Upon release of the 10QSB statements the balance of approximately $20,000 shall be paid to the auditor immediately.


          Exhibit 2.1 - Pg. 16



             4.11 Upon the Closing Company understands that a further $200,000 is required immediately by Buyer to pay expenses, increase accounts receivable and inventory. Company undertakes to loan or cause a third party to timely loan to Buyer the sums described in Sections 4.10 and 4.11.

     5. REPRESENTATIONS AND WARRANTIES OF COMPANY WITH RESPECT TO COMPANY. As material inducement to Buyer to enter into this Agreement and to close hereunder, Company hereby makes the following representations, warranties and agreements to and with
Buyer:

             5.1 Due Organization; Capitalization and Articles, Bylaws and Records.
                   -----------------------------------------------------

     Company is a limited liability company duly organized, validly existing and in good standing under the laws of Ireland and has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations here this Agreement.

             5.2   Authority; Binding Nature of Agreements.
                   ----------------------------------------

                   5.2.1 Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Company in connection with this Agreement, and the execution, delivery and performance by Company of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Company and its Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.

                   5.2.2 Company has the absolute and unrestricted right, power and capacity to enter into and to perform their respective obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered



          Exhibit 2.1 - Pg. 17


                           by Company in connection with this
                           Agreement, and the execution, delivery and performance by Company of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Company and Shareholder. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.


             5.3   Non-Contravention; Consents.  To the best knowledge of
                   ----------------------------
                   Company, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

                   5.3.1 Contravene, conflict with or result in a violation of (i) any of the provisions of Company's articles of incorporation or Bylaws, or (ii) any resolution adopted by Company's Board of Directors or any committee of Company's Board of Directors;

                   5.3.2 Contravene, conflict with or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Company, or any of the assets owned or used by Company, is subject;


             5.4   No Undisclosed Liabilities.  The Acquired Assets are
                   ---------------------------
                   not subject to any claims, demands, liens (both general and charging), agreements, contracts, covenants, promises, suits, actions or cross-actions, causes of action, obligations, controversies, disputes, debts, costs, fees, expenses, losses, damages (both compensatory and exemplary or punitive), judgments, orders, wrongful acts, and liabilities of whatever kind or nature in law, equity, or otherwise, fixed or contingent.


          Exhibit 2.1 - Pg. 18


             5.5   Title to Assets.  To the best of Company's knowledge,
                   ----------------
                   Company owns all of the Acquired Assets owns, free and clear of all claims, demands, or liens and the Acquired Assets are not subject to any lien or other encumbrance or claim or to any option or other right in favor of a third party; except for the provisions of this Agreement, there are no monies owing or obligations outstanding with respect to any of the Acquired Assets; and no consent or approval by or notice to any third party is required in connection with the sale of the Acquired Assets to Buyer pursuant to this Agreement. Further, except for those rights sold to Buyer under this Agreement, Company does not own or have any rights in or to any patent, copyright, trademark, service mark or other right pertaining to any of the Acquired Assets.

             5.6   No Litigation.   There is no litigation or claim
                   --------------
                   pending or threatened with respect to any of the Acquired Assets.

     6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The following shall be conditions precedent to the obligation of Buyer to close hereunder, any of which may be waived in whole or in part by Buyer:

             6.1 Each of the representations and warranties of Company contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specific date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects, provided that any references to materiality in any representation and warranty shall be disregarded for purposes of this provision;

             6.2 Each of the agreements, covenants and undertakings of Company contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing;

     7.      Closing.
             --------

             7.1    Closing Date. The closing of the transactions provided
                    -------------
                    for in this Agreement (herein sometimes called the "Closing") shall take place at Buyer's offices at 975 S. Congress Ave, Suite 102, Delray Beach, Florida, on December 5, 2001, or at such other place and time as shall be agreed to between the Presidents of Buyer and of Company. The date and time of Closing is sometimes herein called the "Closing Date;"


          Exhibit 2.1 - Pg. 19



             7.2    Deliveries by Company at Closing. At Closing, Company
                    ---------------------------------
                    will deliver or cause to be delivered to Buyer (or to a wholly owned subsidiary of Buyer) the following:

                    7.2.1   All of the Acquired Assets listed in Exhibit A;

                    7.2.2 Bills of Sale for each of the Acquired Assets listed in Exhibit A;

                    7.2.3 The Certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, that the necessary corporate action by the Board of Directors of Company has been taken to authorize the consummation by Company of the transactions provided for herein;


             7.3   Deliveries by Buyer at Closing. At the Closing, Buyer
                   -------------------------------
                   will deliver or cause to be delivered to Shareholder the following:

                   7.3.1 The Certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, that the necessary corporate action by the shareholders and the Board of Directors of Buyer has been taken to authorize the consummation by Buyer of the transactions provided for herein;

             7.4 Certificates for an aggregate number of shares [approximately Twenty Million (20,000,000)] of validly issued, fully paid and non-assessable Buyer Common Stock registered in the name of the Company such that Company shall, after the Transaction, received ninety percent (90%) of the issued and outstanding shares of Buyer on a fully diluted basis.

             7.5 Waiver by Parties of Closing Items. Each of the parties hereto expressly acknowledges the right of any of the parties to waive any conditions or obligations of the other parties to that party, including, without limitation, items to be delivered at Closing and any conditions precedent to the Closing.

     8. FURTHER ASSURANCES. Buyer agrees to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully


          Exhibit 2.1 - Pg. 20



with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

     9.      TERMINATION.

             9.1 This Agreement may be terminated at any time prior to the Closing Date:

                   9.1.1   By the written agreement of Buyer and
                           Company;

                   9.1.2 By Buyer by written notice to the other parties if (i) the representations and warranties of Company shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made.

             9.2 In the event of the termination of this Agreement pursuant to Section 9, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement.

             9.3 In the event Buyer accepts the $30,000 loan payment described hereinabove in Section 4.10, notwithstanding anything to the contrary in this Section 9, Buyer shall not have any right of termination pursuant to this Agreement.

     10.     MISCELLANEOUS.

             10.1  Controlling Law. This Agreement is to be construed in
                   ----------------
                   accordance with and governed by the internal laws of the State of Florida without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the parties.

             10.2  Notices. All notices, requests, demands and other
                   --------
                   communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only (i) when personally delivered, or (ii) on the day specified for delivery when deposited with a courier service such as Federal Express for delivery to the intended addressee, or (iii) three (3)



          Exhibit 2.1 - Pg. 21



                   days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to:  Company

     BTSL Technologies Limited
     5 Eglinton Court
     Galway, Ireland

with a copy, given in the manner prescribed above, to:

     LAW OFFICES OF GARY L. BLUM
     3278 Wilshire Blvd., Suite 603
     Los Angeles, CA 90010
     Attention: Gary L. Blum
     Telephone:      213-381-7450
     Facsimile:      213-384-1035

If to Buyer:

     Silk Botanicals.Com, Inc.
     975 s. congress Avenue #102
     Delray Beach, Florida 33445

     Attention:  President

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.

     Notice by mail shall be by courier service guaranteeing delivery within five (5) days of its receipt of a notice if transmitted from outside the continental United States.

      Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.

             10.3    Exhibits and Schedules. All Exhibits and Schedules
                     -----------------------
attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

             10.4    Binding Nature of Agreement; No Assignment. This
                     -------------------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, successors and assigns.


          Exhibit 2.1 - Pg. 22



             10.5  Assignments Prohibited. Company shall not assign or
                   -----------------------
                   suffer or permit an assignment, by operation of law or otherwise, of its rights or obligations under or interest in this Agreement without the prior written consent of the other party. For purposes of this Subsection, the term "assignment" shall be deemed to include a merger in which Buyer is not the surviving entity, a consolidation or division of Company, a sale of all or substantially all of the assets of Buyer, or a change of control resulting from a sale or repurchase of shares or similar transaction involving Buyer. A "change of control" shall be deemed to have occurred as a result of a merger or other transaction in which Buyer is the surviving entity if some or all of the shareholders of Buyer immediately prior to the transaction do not have sufficient voting power entitling them to elect at least a majority of the directors of the corporation immediately following the transaction. In the event of a breach of this provision, the non-breaching party shall have the option, in addition to any other remedy available at law or in equity, to terminate this Agreement at any time after the breach occurs.

             10.6  No Third-Party Beneficiaries. The terms and provisions
                   -----------------------------
                   of this Agreement are intended solely for the benefit of each party hereto and its respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

             10.7  Waiver of Counsel.  Buyer was not represented by
                   ------------------
                   counsel in this Transaction and waived legal review of the Transaction.

             10.8  Execution in Counterparts. This Agreement may be
                   --------------------------
                   executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable time thereafter.

             10.9  Provisions Separable. The provisions of this Agreement
                   ---------------------
                   are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in
                   part for any reason.    (Comment: Some courts may decline
                   to narrow or otherwise rewrite a provision that is determined to be unenforceable as written, notwithstanding the final sentence in the above provision.)


          Exhibit 2.1 - Pg. 23



             10.10  Entire Agreement. This Agreement together with the
                    -----------------
                    related agreements referred to herein contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

             10.11  Amendments and Modifications. This Agreement may not be
                    -----------------------------
                    amended or modified other than by an agreement in writing signed by all of the parties.

             10.12  Section Headings. The Section and Subsection headings
                    -----------------
                    in this Agreement and the recitals at the beginning of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

             10.13  Interpretation. When a reference is made in this
                    ---------------
                    Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but [is] [are] not limited to." Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The language in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole including its Schedules and Exhibits, unless the context clearly indicates to the contrary (for example, that a particular Section or Exhibit is the intended reference).

             10.14  Expenses of the Parties. Each party shall bear the
                    ------------------------
                    expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

             10.15  Statutory References. A reference in this Agreement to
                    ---------------------
                    a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular Agreement provision is to



          Exhibit 2.1 - Pg. 24


                    take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

             10.16  Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY
                    ---------------------
                    WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES PREFER, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

             10.17  Jurisdiction; Service of Process. Any action or
                    ---------------------------------
                    proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may shall be brought against any of the parties only in the courts of the State of Florida, Palm Beach County, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the District including Palm Beach County, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and irrevocably waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

             10.18  Enforcement. The parties agree that irreparable damage
                    ------------
                    would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or in any Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to the personal jurisdiction of any federal court located in the State of Florida or of any Florida state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Florida.



          Exhibit 2.1 - Pg. 25


             10.19  Recovery of Fees by Prevailing Party. In the event of a
                    -------------------------------------
                    lawsuit to enforce or interpret the provisions of this Agreement, the prevailing party shall pay the other party reasonable attorneys' fees and other costs and expenses including expert witness fees in such amount as the court shall determine. In addition, such non-prevailing party shall pay reasonable attorneys' fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party. The preceding sentence is intended by the parties hereto to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

             10.20  Duty of Cooperation. Each party shall cooperate in good
                    --------------------
                    faith with the other parties generally, and in particular will make available, as the other parties reasonably request, management decisions, liaison personnel, information, approvals and acceptances so that the other parties may properly perform their obligations under this Agreement.

             10.21  Survival of Agreements, Representations, etc. All
                    ---------------------------------------------
                    warranties, representations, agreements and covenants made by a party herein or in any certificate or other instrument [required to be] delivered by or on behalf of a party in connection with this Agreement, shall be considered to have been relied upon by the other party and shall survive the Closing under this Agreement regardless of any investigation made by any party [or information about any breach known to any party prior to the Closing; shall continue in full force and effect; and shall provide a basis for the remedies provided for herein or otherwise available to the non-breaching party. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement. All statements in any such certificate or other instrument [delivered at or in connection with the Closing shall constitute representations and warranties of the party making such delivery. Each agreement, representation and warranty contained herein is independent of all other agreements, representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any agreement, representation or warranty contained herein shall not be construed as exceptions or qualifications to any agreement, other warranty or representation.

             10.22  Time of the Essence. With regard to all dates and time
                    --------------------
                    periods set forth or referred to in this Agreement, time is of the essence.

             10.23  Confidentiality; Publicity. The parties acknowledge
                    ---------------------------
                    that the transaction described herein is of a confidential nature and shall not be disclosed prior to the Closing


          Exhibit 2.1 - Pg. 26



                    except to consultants, advisors and Affiliates, or as required by law. The parties shall not make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law. The parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, however, that no press release or other public disclosure shall be made without a minimum of 24 hours prior consultation with the other parties.

             10.24  Construction. The construction of this Agreement shall
                    -------------
                    not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties acknowledge that they were advised by competent counsel that each has chosen to represent such party and each party has had a full opportunity to comment upon and negotiate the terms of this Agreement. The language used in this Agreement shall be deemed to be [is] the language chosen by the parties hereto to express their mutual intent as a result of arm's length bargaining.

             10.25  Independent Contractor. For any services provided
                    -----------------------
                    hereunder, or under any other arrangement arising out of this Agreement, each party is acting as an independent contractor and not as an agent of any other party hereto and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship of any kind between among the parties hereto. No party shall hold itself out as having authority to create binding obligations for any other party.








             10.26  Conflicting Agreements. No party hereto shall enter
                    -----------------------
                    into any other agreement nor shall any party incur any obligations that are inconsistent with the provisions of this Agreement.


          Exhibit 2.1 - Pg. 27



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                               "BUYER"

                               SILK BOTANICALS.COM, INC.



                               By: ________________________________
                                   Joseph Bergmann, Chief
                                   Executive Officer, Sole Director
                                   and Principal Shareholder


                               "COMPANY"

                               BTSL TECHNOLOGIES LIMITED


                               By: _________________________________
                                   Padraic Maloney, Director




          Exhibit 2.1 - Pg. 28



                               EXHIBIT A
                               ---------
                          (Acquired Assets)


1. Patent Assignment and Know-How Transfer Agreement in the science of gas, chemical engineering and research. The Company is obligated to pay to the transferor, in a personal services contract, 200,000 Class B $5.00 Stated Value Convertible Preferred Shares, for the implementation and commercial exploitation of the technologies to service the Company's acquired agreement.

2. Contract for the disposal of 500,000 tons of certain products. The Company has agreed to pay to the contracting party, on a performance basis, 1,000,000 Class B $5.00 Stated Value
Convertible Preferred Shares. This performance-based contract allows the Company to implement its proprietary science and technology.

3. 100% of the shares of an Irish operating company with the name Oxygen Technology Manufacturing Limited (OTS). This company will sell and operate specialist oxygen generating systems.

4. 100% of the shares of an Irish manufacturing company with the name Oxygen Technology Manufacturing Limited. This company will manufacture oxygen-generating equipment as required by OTS. A manufacturing joint venture is expected to be completed between this company and another Irish-based engineering company, which is going to manufacture for us on a subcontract basis.

5.  100% of the shares of an Irish operating company called
Gasification Technology Limited. This company will supply and operate gasification units combined with electricity generation equipment.

6. 100% of the shares of an Irish manufacturing company with the name Gasification Manufacturing Limited. A manufacturing joint venture is expected to be completed between this company and another Irish-based engineering company. The joint venture agreement is expected to be for the manufacture and co financing of up to 50% of the cost (approximately 500,000 Irish Pounds) of the first machine on a sub-contract basis.

7.  The Company has received a third party commitment to raise
$5,000,000 on a best efforts basis for the Buyer upon concluding the Transaction.



          Exhibit 2.1 - Pg. 29




                            EXHIBIT B
                            ---------
                     (Disclosure Schedules)


2.1	States in Which Buyer is Qualified to do Business as a
        Foreign Corporation: None

2.2	[Intentionally Omitted].

2.3	[Intentionally Omitted].

2.4	Financial Statements: see Unaudited Financial Statements at
        March 31, 2001 as Contained in Buyer's Form 10QSB for period ended February 28, 2001 and incorporated by reference herein; and Unaudited Financial Statements at August 31, 2001 attached hereto

2.5	List of Liabilities: see List of Liabilities provided as of
        November 13, 2001 attached hereto

2.6	Material Changes: None

2.7	Leases: Same as Part 2.12 above

2.8	Encumbered Assets: see Unaudited Financial Statements at
        August 31, 2001 attached hereto at Part 2.4

2.9	Receivables: see List of Receivables provided as of
        November 13, 2001 attached hereto

2.10 Equipment: see Unaudited Financial Statements at August 31, 2001 attached hereto at Part 2.4

2.11	Outstanding Tax Obligations: see Unaudited Financial
        Statements at August 31, 2001 attached hereto at Part 2.4

2.12 Material Contracts: see descriptions and exhibits in: Buyer's Form 10QSB for period ended February 28, 2001; Buyer's Form 10KSB for period ended May 31, 2000; Buyer's Form 10SB and Amendments; all of which are incorporated by reference herein.

2.13    Proprietary Assets: Same as Part 2.12 above

2.14    Legal Proceedings: Same as Part 2.12 above

2.15 Bank Accounts: Sole account in name of Silk Botanicals.Com, Inc. with SunTrust Bank, South Florida; account number



          Exhibit 2.1 - Pg. 30


        0489002027865; located at West Delray Branch office; signatories are Joseph S. Bergmann and Regina M. Bergmann, each with full authority; account balance as of November 15, 2001 is $15,600.

2.16    Legal Requirements Not Complied With:  None



          Exhibit 2.1 - Pg. 31